Exhibit 15.3 DeGolyer and MacNaughton 5001 Spring Valley Road Suite 800 East Dallas, Texas 75244 April 24, 2023 Ing. Octavio Romero Oropeza Director General Petróleos Mexicanos Avenida Marina Nacional No. 329 Torre Ejecutiva, Piso 44 Colonia Verónica Anzures Alcaldía Miguel Hidalgo 11300 Ciudad de México, México Dear Ing. Octavio Romero Oropeza: We hereby consent to the references to DeGolyer and MacNaughton as set forth under the headings “Presentation of Information Concerning Reserves,” “Item 4. Information on the Company–Business Overview–Exploration and Production– Reserves,” and “Item 19. Exhibits. Documents filed as exhibits to this Form 20-F” in the Annual Report on Form 20-F of Petróleos Mexicanos (“PEMEX”) for the year ended December 31, 2022 (the “Form 20-F”), and to the filing as Exhibit 15.4 to the Form 20-F of our report of third party dated April 14, 2023, describing our independent reserves evaluation of the estimated net proved oil, condensate, gas, and oil equivalent reserves that PEMEX has represented are owned by the United Mexican States as of January 1, 2023, for certain fields located in the Activos de Producción Bellota-Jujo and Samaria-Luna and the Activos de Producción Cantarell and Ku-Maloob-Zaap, which include reserves that PEMEX has represented it has the right to extract and sell. These estimates were prepared in accordance with the reserves definitions of Rules 4–10(a) (1)–(32) of Regulation S–X of the United States Securities and Exchange Commission. Very truly yours, DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716